Exhibit 11


SHELDAHL, INC. AND SUBSIDIARY
STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
(in thousands, except per share data)

                                         	For The Six Months Ended

                                        	February 28,      	March 1,
                                            	1997            	1996

Primary earnings per share

Weighted average number of issued
   shares outstanding                      	8,934           	7,925

Effect of exercise of stock options
   under the treasury stock method             	-             	263
                                         	_______         	_______

Weighted average shares outstanding used
   to compute primary earnings per share   	8,934           	8,188
                                         	=======         	=======

Net income                              	$(3,259)          	$2,482
                                         	=======         	=======

Net income per share                     	$(0.36)          	$ 0.30
                                         	=======         	=======



Fully diluted earnings per share

Weighted average number of issued
   shares outstanding                      	8,934           	7,925

Effect of exercise of stock options
   under the treasury stock method             	-             	313
                                         	_______         	_______

Weighted average shares outstanding used
   to compute fully diluted earnings per
   share                                   	8,934           	8,238
                                         	=======         	=======

Net income                              	$(3,259)	          $2,482
                                         	=======         	=======

Net income per share                    	$ (0.36)          	$ 0.30
                                         	=======         	=======


                                        	For The Three Months Ended

                                       	February 28,       	March 1,
                                           	1997             	1996

Primary earnings per share

Weighted average number of issued
   shares outstanding                      	8,956            	8,856

Effect of exercise of stock options
   under the treasury stock method             	-              	263
                                         	_______          	_______

Weighted average shares outstanding used
   to compute primary earnings per share   	8,956            	9,119
                                         	=======          	=======

Net income                              	$(1,526)           	$1,624
                                         	=======          	=======

Net income per share                     	$(0.17)	           $ 0.18
                                         	=======          	=======



Fully diluted earnings per share

Weighted average number of issued
   shares outstanding	                       8,956          	8,856

Effect of exercise of stock options
   under the treasury stock method              	-            	313
                                          	_______        	_______

Weighted average shares outstanding used
   to compute fully diluted earnings per
   share                                    	8,956          	9,169
                                          	=======        	=======

Net income                               	$(1,526)         	$1,624
                                          	=======        	=======

Net income per share                     	$ (0.17)         	$ 0.18
                                          	=======        	=======